Exhibit 10.92

ABLECO FINANCE LLC
299 Park Avenue, 23rd Floor
New York, New York  10171

November 23, 2004

Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, New Jersey 07436
Attention:	John D. Wille
Vice President and Chief Financial Officer

Re:   Financing Commitment

Dear John:

Russ Berrie and Company, Inc., a New Jersey corporation (the “Company”), has advised Ableco Finance LLC (“Ableco”), that the Company requires financing (i) to acquire all of the outstanding membership interests, and outstanding warrants to purchase membership interests, of Kids Line, LLC, a Delaware limited liability company (“Kids Line”) (such acquisition being referred to herein as the “Acquisition”), and (ii) to pay fees and expenses related to such acquisition and the financing contemplated by this commitment letter.

Ableco is pleased to advise you that it (either individually or through its affiliates and related funds) is willing to provide the Company with a senior secured financing facility in the aggregate amount of $125,000,000 (the “Financing Facility”), substantially on the terms and conditions set forth in the Outline of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”).  The Financing Facility will consist solely of a term loan (the “Term Loan”) of $125,000,000.  The Financing Facility would be guaranteed by each of the Company’s present and future subsidiaries, including without limitation, Kids Line (all such subsidiaries, together with the Company, collectively, the “Loan Parties”); provided that any foreign subsidiary will not be required to be a Loan Party if to do so would create material adverse tax consequences to the Loan Parties.  The Financing Facility shall be secured by perfected first priority liens on substantially all now owned or hereafter acquired assets (including the stock of all subsidiaries, but (x) not more than 65% of the total outstanding voting stock of any foreign subsidiary of the Loan Parties if hypothecating a greater amount would result in material adverse tax consequences, and (y) no stock of any foreign subsidiary of the Loan Parties which is deemed by Ableco, in its reasonable discretion after consultation with the Company, to be immaterial in terms of collateral value, shall be required) of the Loan Parties as specified in the Term Sheet.  Ableco’s commitment to provide the Financing Facility is subject in all respects to the satisfaction of the terms and conditions contained in this commitment letter and in the Term Sheet.

The Company, on behalf of itself and the other Loan Parties, acknowledges that the Term Sheet does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Financing Facility.  The loan documentation for the Financing Facility shall include, in addition to the provisions that are summarized in this commitment letter and the Term Sheet, provisions that are customary for this type of financing transaction and other provisions that Ableco reasonably determines to be appropriate in the context of the proposed transaction.

By its execution hereof and its acceptance of the commitments contained herein, the Company agrees to indemnify and hold harmless Ableco and each of its affiliates and the directors, officers, employees and agents of the foregoing (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Acquisition, this commitment letter or the extension of the Financing Facility contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the Financing Facility, and the Company agrees to reimburse each Indemnified Party for any reasonable out-of-pocket legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (irrespective of whether such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all losses, claims, damages, liabilities or other losses that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party.  In the event of any litigation or dispute involving the Acquisition, this commitment letter or the Financing Facility, Ableco shall not be responsible or liable to any Loan Party or any of its affiliates for any special, indirect, consequential, incidental or punitive damages.

In addition, the Company agrees to reimburse Ableco for all of its reasonable fees and out-of-pocket expenses (the “Expenses”) incurred by or on behalf of Ableco in connection with the preparation, negotiation, execution and delivery of this commitment letter, the Term Sheet and any and all definitive documentation relating hereto or thereto, including, without limitation, the reasonable fees and expenses of counsel to Ableco and the reasonable fees and expenses incurred by Ableco in connection with any due diligence, collateral reviews, appraisals, valuations, audits and field examinations.

Ableco acknowledges that it or one of its affiliates has previously received from the Company a deposit in the amount of $200,000 (the “Deposit”), to fund the reimbursement of Expenses incurred by or on behalf of Ableco.  Ableco may from time to time request additional expense deposits if the Expenses exceed or may exceed the Deposit, and the Company agrees to

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provide such additional expense deposits.  The Deposit will not be segregated and may be commingled with other funds of Ableco, and the Company will not be entitled to receive interest on the Deposit.

If (a) Ableco concludes for any reason that it will not make the Financing Facility available to Company on the terms and conditions set forth in the Term Sheet and so long as the Company has not previously declined to continue to pursue the Financing, the unused portion of the Deposit held by Ableco will be promptly returned by Ableco to the Company, (b) the Company declines to continue pursuing the Financing Facility and so long as Ableco has not previously declined for any reason to make the Financing Facility available to Company on the terms and conditions set forth in the Term Sheet, Ableco shall be entitled to retain any unused amount of the Deposit, or (c) the Financing Facility is closed and funded, any unused portion of the Deposit held by Ableco will be returned by Ableco to the Company.

On the date of execution and delivery hereof, the Company shall pay to Ableco, in immediately available funds, a non-refundable fee equal to $1,875,000 (the “Commitment Fee”), which fee shall be earned in full and payable on the date the Company accepts this commitment letter and the Term Sheet as provided below.

In consideration for Ableco having expended considerable time and expense in connection with issuing this commitment letter, the Company hereby agrees that if the Company or any of its affiliates closes or otherwise completes any alternative financing to the Financing Facility (whether consisting of debt, equity or a combination thereof) on or prior to January 15, 2006, the Company shall, on the date of such closing or other completion, pay to Ableco a break-up fee of $1,875,000 (the “Breakup Fee”), which fee shall be deemed fully earned and non-refundable, and due and payable, on such date; provided, however, that Company shall not be obligated to pay such Breakup Fee if (i) Ableco notifies the Company in writing of its termination of this commitment letter as provided herein on or before January 15, 2005, or (ii) the Company or any of its subsidiaries closes, on or prior to January 15, 2005, a financing transaction with Ableco in an original principal amount no less than $125,000,000.  Without limiting the generality of any of the foregoing, the payment of the Breakup Fee shall be in addition to the Company’s obligations to pay the Commitment Fee, Expenses and indemnification amounts hereunder.

In addition, in consideration of commitment of Ableco hereunder and the time and expense incurred in the issuance hereof, the Company separately agrees that, until January 15, 2005, it will not (and will cause its respective directors, officers, agents, representatives, subsidiaries, affiliates, equity holders, investment bankers and any other person acting on behalf of any of the foregoing, not to), directly or indirectly, (i) solicit, seek or accept offers, inquiries or proposals for, or encourage, induce or entertain any offer, inquiry or proposal to enter into any other transaction that would be an alternative financing to the Financing Facility (whether consisting of debt, equity or a combination thereof) (a “Competing Transaction”), (ii) provide, in connection with or related to a Competing Transaction, non-public or confidential information to any other person regarding the Company or any of its subsidiaries, or (iii) conduct any discussions or negotiations, or enter into any agreement, arrangement or understanding,

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regarding a Competing Transaction.  The Company will promptly notify Ableco if it receives any offer, inquiry or proposal regarding a Competing Transaction and the details thereof, and will keep Ableco informed with respect to each such offer, inquiry or proposal.  The Company will provide Ableco with copies of all such offers, inquiries or proposals which are in writing.

The commitment by Ableco to provide the Financing Facility shall be subject to (i) the negotiation, execution and delivery of definitive loan documentation (the “Loan Documents”), in form and substance reasonably satisfactory to Ableco, (ii) the satisfaction of Ableco that, since the date hereof, there has not occurred any material adverse change with respect to the condition, financial or otherwise, business, results of operations, assets or liabilities of (A) the Company and its subsidiaries (other than Sassy, Inc. and Kids Line), taken as a whole, (B) Sassy, Inc. or (C) Kids Line (each, a “Material Adverse Change”), as determined by Ableco in its reasonable discretion, and (iii) the conditions set forth in the Term Sheet.  If at any time Ableco shall determine (in its reasonable discretion) that any Material Adverse Change has occurred, Ableco may terminate this commitment letter by giving notice thereof to the Company (subject to the obligation of the Company to pay all fees, Expenses, and other payment obligations expressly assumed by the Company hereunder, which shall survive the termination of this commitment letter).

The Company represents and warrants that (i) all written information concerning the Company and its subsidiaries (collectively, the “Information”) that has been, or is hereafter, made available by, or on behalf of any Loan Party or its subsidiaries (other than projections of future financial performance) is, or when delivered shall be, when considered as a whole, complete and correct in all material respects and does not, or shall not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made, and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests that are believed by the Loan Parties to be reasonable at the time such projections were prepared, and (B) information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such projections were prepared, it being understood that such projections are subject to uncertainties and no assurance can be given that the projections will be realized.

This commitment letter is delivered to the Company on the condition that, prior to its acceptance of this offer and the payment of the Commitment Fee and continuing thereafter, neither the existence of this commitment letter or the Term Sheet, nor any of their contents, shall be disclosed by any Loan Party or its affiliates, except as may be compelled to be disclosed in a judicial or administrative proceeding, by the rules and regulations of any stock exchange on which the Company’s securities are traded, or as otherwise required by law (provided that the Company shall use reasonable efforts, in such event, to provide Ableco with copies of any disclosure in which reference is made to Ableco or to the commitment contained herein prior to such disclosure) or, on a confidential and “need to know” basis, solely to the directors, officers, employees, advisors and agents of the Company.  No public announcement referencing Ableco

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or to the commitment contained herein (other than as compelled or required as and to the extent permitted above) may be made by the Company or its affiliates without Ableco’s prior written consent, which consent shall not be unreasonably withheld or delayed.  In addition, upon acceptance of this offer and the payment of the Commitment Fee, the Company may disclose this commitment letter to the seller parties in the Acquisition and their respective directors, officers and advisors (other than, in all instances, any person which is or is part of a financial institution competing with Ableco), but only on a “need to know” basis and only for purposes of demonstrating the Company’s financing for the Acquisition.  The Company acknowledges that Ableco and its affiliates or related funds may now or hereafter provide financing or obtain other interests in other companies in respect of which the Loan Parties or their affiliates may be business competitors, and that neither Ableco nor any of its affiliates or related funds shall have any obligation to provide to the Loan Parties or any of their affiliates any confidential information obtained from such other companies.  Ableco, on behalf of itself and its affiliates, agrees that it will treat as confidential any and all material information provided to it hereunder by or on behalf of the Company to the extent such information is identified in writing as being confidential at the time of delivery; provided, however, that nothing herein shall prevent Ableco or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person will make reasonable efforts to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by such person in violation of the terms hereof, (d) to such person’s (and such person’s affiliates’) directors, officers, agents, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to prospective Lenders who are advised of confidential nature of such information, (f) received by such person on a non-confidential basis from a source (other than the Company or one of your affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited form disclosing such information to such person by a legal, contractual or fiduciary obligation or (g) for purposes of establishing a “due diligence” defense.

While Ableco has provided commitments for the entire amount of the Financing Facility subject to the terms and conditions of this letter and the Term Sheet, it is the intent of Ableco to syndicate the Financing Facility and, as a material inducement to Ableco to issue the commitments set forth herein, the Company has agreed to cooperate in such syndication process.  Ableco will manage all aspects of such syndication, including the timing of all offers to potential lenders, the allocation of commitments and the determination of compensation provided and titles (such as co-agent, managing agent, etc.).  The Company also agrees that no lender will receive any compensation (as opposed to expenses and reimbursements) for its participation in the Financing Facility except as expressly set forth in the Term Sheet, or except as agreed to and offered by Ableco out of fees and other charges payable by the Company or its subsidiaries as provided in the Term Sheet.

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The Company agrees to use commercially reasonable efforts to assist Ableco in forming a syndicate acceptable to Ableco.  The Company’s assistance shall include but not be limited to (i) using commercially reasonable efforts to make senior management and representatives of the Company available to participate in meetings and to provide information to potential lenders and participants at such times and places as Ableco may reasonably request; and (ii) using commercially reasonable efforts to provide to all information reasonably deemed necessary by Ableco to complete the syndication, subject to confidentiality agreements in form and substance reasonably satisfactory to the Company and Ableco.

The obligations of the Company under the fourth, fifth, sixth, seventh, ninth, tenth, twelfth and thirteenth paragraphs of this commitment letter shall remain effective notwithstanding any termination of this commitment letter

The offer made by Ableco in this commitment letter shall expire, unless otherwise agreed by Ableco in writing, at 5:00 p.m. (New York City time) on November 24, 2004, unless prior thereto Ableco has received (a) a copy of this commitment letter, signed by the Company, accepting the terms and conditions of this commitment letter and the Term Sheet, and (b) the Commitment Fee, in immediately available funds.  The commitment by Ableco to provide any portion of the Financing Facility shall expire at 5:00 p.m. (New York City time) on January 15, 2005 (the “Commitment Termination Date”), unless at or prior to such date definitive loan documentation shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied.

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Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter to Ableco and wiring the Commitment Fee, by wire transfer in immediately available funds, to the following account for Ableco:

Citibank, N.A.

ABA Number: 021-000-089

Account Number: 37839889

Account Name: Cerberus Partners, L.P.

Attention: Michael Hisler

Reference:  Ableco/Russ Berrie

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This commitment letter, including the attached Term Sheet, (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto; (ii) shall be governed by the law of the State of New York; (iii) shall be binding upon the parties and their respective successors and assigns; (iv) may not be relied upon or enforced by any other person or entity; and (v) may be signed in multiple counterparts and may be delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives its right to trial by jury.  This commitment letter may be amended, modified or waived only in a writing signed by each of the parties hereto.

Very truly yours,

ABLECO FINANCE LLC

By:	/s/ Daniel E. Wolf
Name: Daniel E. Wolf
Title: Senior Vice President

Agreed and accepted on November 24, 2004:

RUSS BERRIE AND COMPANY, INC.

By:	/s/ Andrew R. Gatto
Name: Andrew R. Gatto
Title: President and Chief Executive Officer

[Signature Page to Commitment Letter]

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Exhibit A

Russ Berrie and Company, Inc.

Outline of Terms and Conditions

This Outline of Terms and Conditions is part of the commitment letter, dated November 23, 2004 (the “Commitment Letter”), addressed to Russ Berrie and Company, Inc. (“Borrower”) by Ableco Finance LLC (“Ableco”) and is subject to the terms and conditions of the Commitment Letter.  Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrower:	Russ Berrie and Company, Inc.

Guarantors:

All of the Borrower’s present and future subsidiaries; provided, however, Guarantors shall not include any foreign subsidiary of Borrower if such inclusion shall create material adverse tax consequences.

Lender:

Collectively, Ableco or one or more affiliates thereof, to be designated at closing, and other lenders designated by Ableco. Ableco shall act as collateral agent for Lender (in such capacity, the “Collateral Agent”) and as administrative agent for Lender (in such capacity, the “Administrative Agent”, and together with the Collateral Agent, collectively, the “Agents”)).

Financing Facility:	A term loan in the principal amount of $125,000,000 (the “Term Loan”) would be made available on the Closing Date.

Term Loan:	Amount:	$125,000,000 (the “Maximum Commitment”).

	Amortization:	$1,750,000 per quarter.

Beginning with the fiscal year ending December 31, 2005, the Term Loan would be reduced pursuant to an annual “excess cash flow sweep” of 75% of consolidated excess cash flow until Funded Debt to EBITDA is below 3.0 to 1.0, at which time it would be reduced to 50% of consolidated excess cash flow. Definition of “excess cash flow” to be defined in a manner mutually acceptable to Borrower and Lender. In broad terms, the “excess cash flow” would be based on EBITDA minus interest expense and loan servicing fees, taxes, principal payments on term loans, dividend payments by Borrower to the extent permitted, and net capital expenditures to the extent permitted, and adjusted (both positively and negatively) for changes in working capital from the prior period. Such “excess cash flow sweep” would be based on Borrower’s and its subsidiaries’ results for each fiscal year. Reductions will be applied ratably to the principal repayment installments then outstanding.

In addition to the amortization outlined above and subject to customary thresholds and exceptions, the Term Loan would be reduced by (i) 100% of the proceeds of sales of assets (other than proceeds of sales, through the fiscal quarter ending March 31, 2005, of buildings located in the U.K and Hong Kong (collectively, the “Foreign Buildings”) if such sales would entitle Borrower to pay dividends on its common stock as provided hereinbelow but in any such event, such exclusion shall be limited to the aggregate amount of dividends actually paid by Borrower as so permitted, up to $6,250,000), subject to reinvestment provisions to be mutually agreed; (ii) 100% of the proceeds of any debt issuance; (iii) 100% of the proceeds to Borrower of any equity issuance; (iv) 100% of the proceeds of tax refunds received by Borrower (other than cash proceeds of tax refunds for the 2004 taxable year if the receipt by Borrower thereof entitles Borrower to pay dividends on its common stock as provided hereinbelow but in any such event, such exclusion shall be limited to the aggregate amount of the dividends actually paid by Borrower as so permitted, up to $6,250,000); and (v) 100% of the proceeds of insurance and casualty receipts (subject to reinvestment to be mutually agreed) and other extraordinary events. Reductions will be applied ratably to the principal repayment installments then outstanding.

Maturity Date:	The Financing Facility would be repaid in full and in cash on the date which is three (3) years following the Closing Date.

Closing Date:

The date on which all definitive loan documentation satisfactory to Lender is executed by Borrower, any Guarantors and Lender, and on which all conditions set forth therein have been satisfied or waived by Lender, and the Term Loan is advanced to the Borrower (the “Closing Date”).

Interest Rates:	The Borrower shall be charged interest at the following rates:

The Term Loan would bear interest at the rate per annum equal to the Reference Rate plus four and one quarter percent (4.25%) or 1, 2, 3 or 6 month Libor plus seven percent (7.00%). Interest would be payable monthly in arrears for Reference Rate borrowings and at the end of the Libor period for Libor borrowings but at least quarterly.

As used herein, “Reference Rate” would be defined as the rate of interest publicly announced from time to time by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate, provided that at no time would the Reference Rate referred to above be less than four and three quarters percent (4.75%). As used herein, “Libor” would be defined as the London Interbank Rate, provided that at no time would the Libor rate referred to above be less than one and three-quarters percent (1.75%). All interest and fees would be computed on the basis of a year of 360 days for the actual days elapsed. If any Event of Default occurs and is continuing, interest would accrue at a rate per annum equal to two percent (2.00%) above the rate previously applicable to such obligation, payable on demand.

Use of Proceeds:

To be used by Borrower to (i) fund a portion of the purchase price for the acquisition (“Acquisition”) by Borrower of all of the outstanding membership interests of Kids Line, LLC, a Delaware limited liability company (“Target”) and all outstanding warrants to purchase membership interests of Target; and (ii) pay fees and expenses associated with the Acquisition and the Financing Facility.

Prepayment Penalties:	The Borrower may prepay the Term Loan at its option without prepayment penalties.

Collateral:

As collateral for all obligations of the Loan Parties to Lender and Agents, Lender and Agents would have a first priority security interest in all existing and future assets of Borrower and Guarantors, whether tangible or intangible, real or personal (subject to negotiated exceptions), including, but not limited to cash and cash equivalents, accounts receivable, inventories, other current assets, investments (capital stock and loans and accounts receivable), property, plant and equipment, fixtures, leaseholds, documents, general intangibles, chattel paper, instruments, investment property, commercial tort claims, deposit accounts, securities accounts, letter-of-credit rights, trademarks, tradenames, copyrights, patents and other intellectual property and all other assets, including, without limitation a pledge of all of the stock of all subsidiaries of Borrower; provided, however, that Lender will limit the pledge of stock of foreign subsidiaries to 65% if material tax consequences would result from greater pledge, and no pledge will be required with respect to stock of foreign subsidiaries deemed by the Collateral Agent, in its reasonable discretion, to be immaterial in terms of collateral value. Notwithstanding the foregoing, the Collateral will not include assets as to which the Collateral Agent shall determine in its reasonable discretion that the cost of obtaining a security interest are excessive in relation to the value of the security to be afforded thereby.

As additional collateral for all such obligations of the Loan Parties to Lender and Agents, at closing, Borrower shall deliver to Collateral Agent an evergreen irrevocable standby letter of credit, issued by an issuer satisfactory to Collateral Agent in its discretion, in an amount equal to $10,000,000, drawable, inter  alia, upon an event of default under the Loan Documents (as defined below) or upon the failure of the issuer thereof to extend the expiry of the thereof, and otherwise satisfactory to Collateral Agent and Lender in their discretion (the “Backup Letter of Credit”). Collateral Agent will release the Backup Letter of Credit at such time that the quarterly measurement of the ratio of consolidated funded debt to consolidated trailing twelve month EBITDA of Borrower and its Subsidiaries (the “Funded Debt Ratio”) shall first be reported to Administrative Agent pursuant to the Loan Documents as being less than 3.00:1. Provided no event of default shall have occurred for the period from the Closing Date until the first anniversary thereof, Collateral Agent, for the account of Lenders, would reimburse Borrower for (i) the letter of credit fee assessed, for such period, on the Borrower by the issuer of the Backup Letter of Credit which is solely in the nature of an unused fee for the availability of funds under the Backup Letter of Credit, up to a maximum amount of $125,000, and (ii) reasonable attorney’s fees incurred by the Borrower during such period, in connection with the Backup Letter of Credit, up to a maximum amount of $5,000. Notwithstanding the foregoing, Collateral Agent would not be obligated to reimburse Borrower for any other fees, expenses of Borrower or such issuer, Borrower’s obligations for reimbursement of drawings under the Backup Letter of Credit, indemnity obligations or any other fees, costs or expenses in connection with Backup Letter of Credit.

Fees:	Closing Fee:	Two and three quarters percent (2.75%) of the Maximum Commitment, less any Commitment Fee actually paid, would be fully earned, non-refundable and payable at closing.

	Breakup Fee:	One and one-half percent (1.50%) of the Maximum Commitment, payable as provided in the Commitment Letter.

	Commitment Fee:	One and one-half percent (1.50%) of the Maximum Commitment which is fully earned, non-refundable and payable upon acceptance of this Commitment Letter.

	Loan Servicing Fee:	$10,000 per month, fully-earned, non-refundable and payable quarterly in advance.

Field Examination Fee:

$1,750 per day per examiner plus reasonable out of pocket expenses and charges of third party appraisers and professionals employed by Lender to review, audit and monitor the Borrower’s and its subsidiaries’ assets.

Expenses:

Borrower would pay on demand all reasonable fees and expenses of Agent and Lender (including legal fees, audit fees, search fees, filing fees, and documentation fees, and expenses in excess of the Expense Deposit), incurred in connection with the Commitment Letter and this Outline of Terms and the transactions contemplated by the Commitment Letter and this Outline of Terms.

Conditions:	Loan documents in connection with the Financing Facility would include customary conditions precedent, including but not limited to:

(i)

Reasonable satisfaction of Lender, in its sole discretion, with the results of its investigation of the terms, capital structure and all tax, ERISA, environmental, litigation, regulatory, contractual obligations and other legal matters relating to Borrower and its subsidiaries, and their respective assets, liabilities and businesses. Such investigation will include, but would not be limited to, (1) background checks on senior management, and (2) satisfactory resolution of the comments and other inquiries made by the Securities and Exchange Commission (“SEC”) with respect to the Borrower’s Form 10-K for the 2003 fiscal year, whether by letter dated October 13, 2004 or any other communication (which resolution would be deemed satisfactory through the Borrower’s confirmation at the closing that the SEC has made no further inquiries with respect thereto following the Borrower’s response letter to the SEC dated November 3, 2004).

(ii)	Each of Borrower and its subsidiaries is in good standing in its state of incorporation and qualified to do business in other states where it has material Collateral.

(iii)

Completion of all loan documentation to Lender’s satisfaction in its sole discretion. The UCC financing statements, fixture filings, deeds of trust, mortgages or leasehold mortgages and related documents regarding the collateral (as applicable) have been filed or recorded in all appropriate jurisdictions. Lender has received written notification reflecting the same.

(iv)

Lender’s satisfaction with the amounts and terms of Borrower’s and the Guarantors’ other indebtedness. The Borrower will be permitted to have (i) a reimbursement obligation in favor of the issuer of the Backup Letter of Credit, which reimbursement obligation may be secured by cash collateral in an amount not exceeding $11,000,000 (the “Backup Letter of Credit Cash Collateral”), and (ii) an unsecured facility for commercial letters of credit in a maximum amount of $20,000,000 (subject to a sub-limit of $4,000,000 for commercial letters of credit for the account of Borrower’s UK and other foreign subsidiaries) (the “Letter of Credit Facility”). Notwithstanding the foregoing, at closing, Borrower will have terminated its existing line of credit with Bank of New York for revolving advances, and no amounts shall be outstanding thereunder.

(v)

An opinion from Borrowers’ and Guarantors’ outside counsel (including, without limitation, local counsel), and from outside counsel to the sellers under the Acquisition, as to such matters as Lender may reasonably request.

(vi)

Execution and delivery of such appropriate legal documentation (including, without limitation, inter-lender arrangements among the lenders and customary documents, instruments, security agreements, mortgages, deeds of trust, intercompany subordination agreements, guarantees, landlord waivers, collateral access agreements, verifications, litigation searches and good standing certificates (collectively, the “Loan Documents”)) as required by, and in form and substance reasonably acceptable to, the Lender and its counsel.

(vii)

All obligations of Borrower to Lender would be secured by a perfected, first priority, security interest in the Collateral granted to Lender under the Loan Documents, and Lender shall have received UCC, intellectual property, tax and judgment lien searches and other appropriate evidence evidencing the absence of any other liens or mortgages on the Collateral (other than the Backup Letter of Credit Cash Collateral, and customary liens which are reasonably acceptable to the Collateral Agent).

(viii)

There exists no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or governmental authority which relates to the Acquisition or the Financing Facility or which, in the opinion of Lender, has any reasonable likelihood of having a material adverse effect (A) on the condition (financial or other), business, operations, assets or liabilities of (1) Borrower and its subsidiaries (other than Sassy, Inc. and Target), taken as a whole, (2) Sassy, Inc., or (3) Target, or (B) on the ability of the Borrower and its subsidiaries to perform their obligations under the Loan Documents, or (C) on the ability of Lender to enforce the Loan Documents.

(ix)

At Closing, Borrower would have cash of no less than $40,000,000 after payment of the purchase consideration for the Acquisition, after paying all transaction fees and expenses related to the Acquisition and the Financing Facility, and after payment (or funding a reserve for the payment) of the quarterly dividend of $0.30 per common share of Borrower’s common stock, declared on November 3, 2004 and payable on December 3, 2004 to shareholders of record as of November 19, 2004.

(x)	Borrower and its subsidiaries are in compliance with all applicable requirements of law, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(xi)	On the closing date, no default or event of default would exist under the loan documents.

(xii)	All necessary governmental, shareholder, and third-party approvals and/or consents in connection with the Acquisition and the Financing Facility have been obtained and remain in effect.

(xiii)

Borrower and its subsidiaries shall continue to have in effect such insurance as previously disclosed to Collateral Agent; such insurance to include liability insurance for which Lender would be named as an additional insured and property insurance with respect to the Collateral for which Lender would be named a loss payee.

(xiv)

Borrower has paid to Lender all fees and expenses then owing to Lender, including all loan origination costs, which include, but not be limited to, audit fees, attorney’s fees, search fees, title fees, documentation and filing fees.

(xv)	Lender has received such financial and other information regarding Borrower as Lender may reasonably request.

(xvi)	No Material Adverse Change has occurred.

(xvii)	The Acquisition shall be funded with cash of Borrower of at least $9,500,000.

(xviii)

Borrower shall have consummated the Acquisition pursuant to a purchase and sale agreement between Borrower and the sellers under the Acquisition in form and substance reasonably satisfactory to Lender and its counsel (without any further amendment or modification thereto that is materially adverse to Borrower without the consent of Lender). All conditions precedent to the obligations of the Borrower to the consummation of the Acquisition shall have been satisfied (or, with the prior written consent of the Lender, waived) in the sole judgment of the Lender.

(xix)

The aggregate purchase price for Target is not to exceed $128,000,000 (excluding the earnout consideration) and aggregate fees and closing costs, including those payable to Lender, are not to exceed an additional $6,500,000.

(xx)

Subordination by the applicable sellers under the Acquisition, of all rights to earnout consideration and any other deferred or contingent consideration payable by Borrower or its subsidiaries in connection with the Acquisition, in favor of prior right of payment owing to

		Lender and Agents under the Financing Facility, and on such other terms as are satisfactory to Lender at its discretion.

Representations and Warranties:

Usual representations and warranties, including, but not limited to, corporate existence and good standing, authority to enter into loan documentation, governmental approvals, non-violation of other agreements, financial statements, litigation, compliance with environmental, pension and other laws, taxes, insurance, absence of material adverse change, absence of default or unmatured default and priority of Lender’s liens.

Covenants:

Customary affirmative, negative and financial covenants, including, but not limited to, provision of financial statements and other customary reporting with respect to sales, accounts receivable, inventory and payables, defaults and unmatured defaults and other information, compliance with laws, inspection of properties, books and records (which shall in all events occur at most twice per fiscal year, unless an event of default shall have occurred and be continuing), maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sales of assets, consolidations and mergers, investments, capital expenditures, restricted payments, loans and advances, indebtedness, transactions with affiliates, and prepayment of other indebtedness, and compliance with pension, environmental and other laws.

Borrower and its subsidiaries shall be required to maintain, as at the end of each month, unrestricted and unencumbered cash in deposit accounts (“Unrestricted Cash”) in the minimum amounts set forth below opposite the Funded Debt Ratio for the fiscal quarter most recently reported pursuant to the Loan Documents (and if such reporting has not been timely delivered to Agents, the minimum Unrestricted Cash balance shall be $40,000,000):

	Funded Debt Ratio	Minimum Unrestricted Cash
	Equal to or greater than 2.75:1	$40,000,000

	Less than 2:75:1, but equal to or greater than 2.50:1	$30,000,000

	Less than 2:50:1, but equal to or greater than 2.00:1	$20,000,000

	Less than 2.00:1	$0

provided, however, that for purposes of the foregoing requirement, the amount available to be drawn under the Backup Letter of Credit shall be applied to and treated as Borrower’s Unrestricted Cash. The Loan Documents shall provide for the repatriation of cash in deposit accounts held by foreign subsidiaries of the Borrower and deposit thereof in deposit accounts in the United States with respect to which Agents and Lender have a perfected first-priority security interest, either: (i) upon notice by Collateral Agent at any time after December 31, 2005, to the extent that such repatriation shall not cause material adverse tax consequences to the Loan Parties, or (ii) upon the occurrence and continuance of an event of default under the Loan Documents, notwithstanding adverse tax consequences, if any, to the Loan Parties.

During the term of the Financing Facility, Borrower shall be permitted to pay dividends on shares of its common stock in an aggregate amount not to exceed $6,250,000 per fiscal quarter, but only to the extent that each of the following conditions is satisfied: (i) neither an event of default, nor an event which, with the giving of notice, passage of time or both, would result in an event of default, has occurred and is continuing immediately prior to such payment, or would result from such payment (and, without limitation of the foregoing, all financial covenants must be satisfied both prior to and immediately following such payment), (ii) except with respect to dividends to be paid in the fiscal quarter ending March 31, 2005 or June 30, 2005, Borrower shall meet or exceed budgeted consolidated EBITDA (set for each fiscal quarter, and not on a trailing twelve month basis) for the fiscal quarter immediately preceding the fiscal quarter in which such payment is to be made, (iii) with respect to dividends to be paid in the fiscal quarter ending March 31, 2005, Borrower or its applicable subsidiaries shall have completed, prior to March 31, 2005, sales of the Foreign Buildings for consideration entirely consisting of cash, and Borrower shall have received prior to March 31, 2005 aggregate net cash proceeds therefrom of at least $7,000,000, and (iv) with respect to dividends to be paid in the fiscal quarter ending June 30, 2005, Borrower shall have received, prior to payment of such dividends, tax refunds for the 2004 taxable year in cash in an amount of at least $8,000,000.

Financial covenants would include (i) minimum trailing twelve month consolidated EBITDA of Borrower and its subsidiaries, (ii) minimum trailing twelve month EBITDA of Kids Line, LLC and Sassy, Inc., (iii) maximum Funded Debt Ratio, and (iv) maximum capital expenditures, all as determined by Lender, in amounts or levels as set forth in Schedule A attached hereto, to be measured as of the end of the period set forth in Schedule A (and in addition, in the case of minimum trailing twelve month EBITDA of Kids Line, LLC and Sassy, Inc., measured monthly through the end of the 2005 fiscal year and tested at the levels applicable to the fiscal quarter in which such month occurs). In addition, financial covenants shall also include a minimum fixed charge coverage ratio of Borrower and its subsidiaries, in amounts or levels, and measured as of such times, as shall be mutually agreed upon by Borrower and Lender.

Financial reporting would include: (i) annual, audited, financial statements, delivered within 90 days of the end of the applicable fiscal year, (ii) quarterly, internally prepared, financial statements, delivered within 45 days of the end of the applicable fiscal quarter, (iii) monthly, internally prepared, financial statements, delivered within 30 days of the end of the applicable month, (iv) detailed aging of the accounts receivable of Borrower and its subsidiaries as at the end of each month, delivered within 30 days of the end of the applicable month, (v) a summary monthly inventory report as at the end of each month, delivered within 30 days of the end of the applicable month, (vi) detailed aging of the accounts payable of Borrower and its subsidiaries as at the end of each month, delivered within 30 days of the end of the applicable month, (vii) Unrestricted Cash of Borrower and each of its subsidiaries, detailing as at the end of each month, the Unrestricted Cash balance by deposit account, the entity holding the deposit accounts, and the location of the deposit accounts, to be delivered within 30 days of the end of the applicable month, (viii) an annual financial budget, delivered no later than February 15 of the fiscal year in which such budget relates, and (ix) other reporting as reasonably required by Lender.

Cash Management:

All collections (including all proceeds of accounts, inventory and other Collateral) of the Loan Parties shall be deposited in lockbox accounts under the control of the Administrative Agent. All funds deposited in such lockbox accounts shall be transferred on each business day to a concentration account under the control of the Administrative Agent; provided that Administrative Agent shall not at any time have control of any deposit account exclusively used to make payroll payments. If no event of default has occurred and is continuing, amounts in such concentration account shall be available to the Company and, if an event of default has occurred and is continuing, such amounts can be applied to outstanding obligations owed under the Financing Facility.

Events of Default:

Usual events of default, including, but not limited to, defaults relating to payment, cross-default, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, judgment, ERISA, environmental, change of control and other events of default which are customary in facilities of this nature.

Governing Law:	All documentation in connection with the Financing Facility would be governed by the laws of the state of New York.

Assignments and Participations:

Lender would be permitted to assign its rights and obligations with respect to the Financing Facility, or any part thereof, to any person or entity. Lender would be permitted to grant or sell participations in such rights and obligations, or any part thereof, to any person or entity.